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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Delaware Group Foundation Funds

Address of Principal Business Office: 1818 Market Street, Philadelphia, PA 19103

Name and address of agent for service of process: George M. Chamberlain, Jr., 1818 Market Street, Philadelphia, PA 19103

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES[x] NO[ ]




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                                   SIGNATURES

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Philadelphia and the state of Pennsylvania on the day of October, 1997.

                                            Delaware Group Foundation Funds



                                            By
                                               -------------------------------
                                                Wayne A. Stork
                                                Chairman and Trustee



Attest
      -------------------------------
       Michael D. Mabry
       Assistant Vice President/
       Assistant Secretary
       Senior Counsel